EXHIBIT 99.1

EveryWare Global, Inc. Announces Third Quarter 2014 Results

Lancaster, OH - November 13, 2014 -- EveryWare Global, Inc. (“EveryWare” or the “Company”) (Nasdaq: EVRY), announced today financial results for the three months ended September 30, 2014. Led by the iconic Oneida and Anchor Hocking brands, EveryWare is a leading marketer of tabletop and food preparation products for the consumer and foodservice markets.
Third Quarter Results Overview:

•	Third quarter net revenue was $81.2 million, a decrease of $19.7 million or 19.6% from the prior year period.

•	Operating loss from continuing operations for the third quarter was $9.7 million, a decrease of $12.6 million from the prior year period.

•	Production restarted at our Lancaster, Ohio and Monaca, Pennsylvania facilities in mid-July.

•	Completed a comprehensive debt restructuring and new $20.0 million equity investment; recorded a $22.2 million loss on debt extinguishment.

•	Inventory reduced by $23.7 million since year end 2013.

•	Revised labor agreements at the Company’s Lancaster, Ohio operations.
Sam Solomon, Chief Executive Officer of EveryWare stated, “The third quarter financial results reflect the residual effects from our factory shutdowns and our liquidity issues that we addressed through our restructuring efforts. We are focused on the operational initiatives required to stabilize the business and create long term value. This includes restoring normal service levels and customer confidence. While operational improvements take time to produce improved results, I believe that we are on the right path.”
Financial Results for the Three Months Ended September 30, 2014:
Total revenue for the three months ended September 30, 2014 decreased $19.7 million or 19.6% to $81.2 million. The decrease in revenue is attributable to declines in our consumer, specialty, and foodservice segments of $10.7 million, $5.2 million, and $4.0 million, respectively. The sales decline was the result of lower customer orders. Sales were negatively impacted by our facility shut down, which resulted in reduced inventory and therefore lower order fulfillment rates, and by customer uncertainty regarding the company stemming from our lender negotiations and liquidity concerns.
Cost of sales decreased $12.2 million or 14.9% to $69.5 million for the three months ended September 30, 2014. The decrease is primarily due to lower material, labor and factory overhead costs associated with the volume decline, partially offset by $2.7 million of lower overhead absorption resulting from substantially lower production levels as a result of the facility shut down, and to a lesser degree, higher excess and obsolete inventory write-downs. Gross margin as a percentage of total revenue was 14.3% for the three months ended September 30, 2014, as compared to 19.0% for the three months ended September 30, 2013. The change in gross margin rate was primarily due to lower overhead absorption resulting from lower production levels as a result of the facility shut down and, to a lesser degree, higher excess and obsolete inventory write-downs.
Total operating expenses for the three months ended September 30, 2014, increased $5.0 million, or 30.6% to $21.3 million. The increase was primarily the result of higher consulting and legal fees related to the development of cost savings and restructuring initiatives.
EBITDA from Continuing Operations for the three months ended September 30, 2014, was a loss of $26.9 million. The decrease of $33.9 million was primarily due to lower overhead absorption resulting from substantially lower production levels, lower margin related to the decrease in revenues, higher factory costs and inventory write-downs, and higher operating expenses resulting from consulting and restructuring activities as discussed above. For a reconciliation of EBITDA from Continuing Operations to Net (Loss) Income attributable to the Company, see the financial data at the end of this release.
Net loss from Continuing Operations increased $36.7 million to $38.5 million for the three months ended September 30, 2014. After adjusting for the loss on extinguishment of debt, restructuring costs and other items described in the reconciliation of Adjusted Net (Loss) Income from Continuing Operations, for the three months ended September 30, 2014, Adjusted Net Loss from Continuing Operations would have been $12.2 million and Adjusted Net Loss from Continuing Operations per share would have been $0.59 per share. For a reconciliation of Adjusted Net Loss from Continuing Operations to Net Loss from Continuing Operations and Adjusted Net Loss from Continuing Operations per share to Net Loss from Continuing Operations per share, see the financial data at the end of this release.
For purposes of computing loss per share for the three months ended September 30, 2014, common shares of 20.6 million, representing the weighted average share count for the third quarter, was used. Actual common shares outstanding as of September 30, 2014 was 20.6 million.
On August 21, 2014, we sold the share capital of our Oneida International Limited (“Oneida International”) business to HUK 54 Limited, a subsidiary of Hilco Capital Limited (the “Buyer”), for consideration of an aggregate of £3.7 million consisting of indebtedness repaid by Buyer at closing, including amounts due to the Company and the repayment of Oneida International’s revolving credit facility. The sale did not include the right to license the ONEIDA®, Anchor Hocking® or Sant’ Andrea® brands, which are retained by the Company, subject to a four month exclusive European and Middle East license agreement expiring on December 31, 2014. We have accounted for the results of operations of our U.K. business as discontinued operations.
Liquidity Overview:
Net cash used in operating activities was $24.9 million for the three months ended September 30, 2014 compared to net cash used in operating activities of $1.4 million for the three months ended 2013. Cash used in operating activities increased by approximately $23.5 million from the prior year period, primarily due to higher operating losses and increased vendor payments. As of September 30, 2014 and 2013, inventory balances from continuing operations were $87.4 million and $131.7 million, respectively. As of September 30, 2014, we had cash of approximately $4.6 million and approximately $14.0 million of unused availability under our ABL Facility.
On July 30, 2014, we announced that we amended our Term Loan Agreement and ABL Facility, along with entering into a Securities Purchase Agreement with Monomoy Capital Partners and certain of its affiliated funds (the “Monomoy Funds”), whereby the Monomoy Funds agreed to invest $20.0 million in return for our Series A Senior Redeemable Preferred Stock with a liquidation preference of $21.2 million and warrants to purchase 4,438,004 shares of the Company’s common stock with an exercise price of $.01 per share (the “Sponsor Warrants”).
The Term Loan Amendment provides for, among other things, a waiver of the events of default that occurred as a result of our failure to comply with the consolidated leverage ratio and interest coverage ratio covenants for the fiscal quarters ended March 31, 2014 and June 30, 2014, revised financial covenants through the life of the term loan, a 50 basis point amendment fee and an increase in the term loan interest rate by 200 basis points (25 basis points payable in cash on a monthly basis and 175 basis points payable in kind on a quarterly basis). The Term Loan Amendment also provides that the financial covenants contained in the Term Loan will not be measured until March 31, 2015. In addition, the Term Loan Amendment provided for the issuance of warrants to purchase an aggregate of 2,958,670 shares of the Company’s common stock with an exercise price of $0.01 per share to the lenders under the Term Loan Agreement (the “Lenders Warrants”).
The ABL Amendment provides for, among other things, an increase in the maximum revolver amount available under the ABL Facility from $55.0 million to $60.0 million, subject to borrowing base limitations.
Conference Call:
EveryWare will host a conference call to discuss financial results for the three months ended September 30, 2014, on Thursday, November 13, 2014 at 10:00 AM EST.
Participating on the call will be EveryWare’s Chief Executive Officer, Sam Solomon, and Interim Chief Financial Officer, Joel Mostrom.

To access the call please dial (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. The conference call I.D. number is 32685007. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call can be accessed through November 20, 2014 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 32685007.
This call will also be available as a live webcast which can be accessed at EveryWare’s Investor Relations Website at http://investors.everywareglobal.com/.
About EveryWare
EveryWare (Nasdaq: EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico and Asia. Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands. Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels. EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012. Additional information can be found on EveryWare’s Investor Relations Website: http://investors.everywareglobal.com/.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, covenant compliance, liquidity and other characterizations of future events or circumstances are forward-looking statements.
Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason. For a description of the risks, uncertainties, and assumptions that may impact our actual results or performance, see the Company’s Annual Report on Form 10-K for 2013, filed with the Securities and Exchange Commission, as it may be updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.
Contacts:

Josh Hochberg
Sloane & Company
(212) 446-1892
jhochberg@sloanepr.com

Erica Bartsch
Sloane & Company
(212) 446-1875
ebartsch@sloanepr.com

Note to financial results:

On May 21, 2013, EveryWare Global, Inc. consummated a business combination with ROI Acquisition Corp. in which EveryWare Global, Inc. became a wholly-owned subsidiary of ROI Acquisition Corp. In connection with the closing of the Business Combination, ROI Acquisition Corp. changed its name from ROI Acquisition Corp. to EveryWare Global, Inc. EveryWare is considered to be the acquirer for accounting purposes because it obtained control of ROI Acquisition Corp.

Accordingly, the business combination does not constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805. As a result, the assets and liabilities of EveryWare Global, Inc. and ROI Acquisition Corp. are carried at historical cost and there is no step-up in basis or any intangible assets or goodwill as a result of the business combination.

EveryWare Global, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Net sales	$79,536	$99,250	$253,003	$287,418
Licensing fees	1,631	1,664	4,842	4,886
Total revenues	81,167	100,914	257,845	292,304
Cost of sales	69,542	81,697	224,535	222,129
Gross margin	11,625	19,217	33,310	70,175
Operating expenses:
Selling, distribution and administrative expenses	21,143	16,138	65,863	50,165
Restructuring expense	99	197	290	77
Loss (gain) on disposal of assets	—	(1)	213	3
Long-lived asset impairment	85	—	2,316	—
Goodwill, intangible asset impairment	—	—	3,216	—
Total operating expenses	21,327	16,334	71,898	50,245
Operating (loss) income from continuing operations	(9,702)	2,883	(38,588)	19,930
Other (income) expense, net	(46)	(89)	(327)	18
Loss on extinguishment of debt	22,195	—	22,195	7,834
Interest expense	6,495	5,471	17,234	14,368
Loss from continuing operations before income taxes	(38,346)	(2,499)	(77,690)	(2,290)
Income tax expense (benefit)	199	(660)	19,972	(420)
Net loss from continuing operations	(38,545)	(1,839)	(97,662)	(1,870)
Net (loss) income from discontinued operations	(10,872)	733	(17,048)	(1,239)
Net loss	(49,417)	(1,106)	(114,710)	(3,109)
Less: Non-controlling interest in subsidiary’s loss	(48)	—	(104)	—
Net loss attributable to the company	(49,369)	(1,106)	(114,606)	(3,109)
Less: Preferred stock dividend	539	—	539	—
Net loss attributable to common stockholders	$(49,908)	$(1,106)	$(115,145)	$(3,109)

Basic loss per share attributable to common stockholders:
Net loss from continuing operations	$(1.87)	$(0.09)	$(4.75)	$(0.12)
Net loss attributable to common stockholders	$(2.43)	$(0.06)	$(5.60)	$(0.20)

Basic loss per share attributable to common stockholders:
Net loss from continuing operations	$(1.87)	$(0.09)	$(4.75)	$(0.12)
Net loss attributable to common stockholders	$(2.43)	$(0.06)	$(5.60)	$(0.20)

Weighted average shares outstanding:
Basic	20,571	19,760	20,559	15,591
Diluted	20,571	19,760	20,559	15,591

Segment Results:

	Three months ended September 30,		Nine months ended September 30,
(Amounts in thousands, unaudited)	2014	2013	2014	2013
Net sales
Consumer	$28,869	$39,549	$89,309	$104,616
Foodservice	26,672	30,696	81,384	95,774
Specialty	20,115	25,337	71,761	74,163
International	3,880	3,668	10,549	12,865
Total segment net sales	79,536	99,250	253,003	287,418
License fees	1,631	1,664	4,842	4,886
Total Revenues	$81,167	$100,914	$257,845	$292,304

Segment contribution before unallocated costs
Consumer	$6,065	$6,494	$15,424	$17,487
Foodservice	6,049	7,282	18,843	24,115
Specialty	4,174	4,043	12,915	11,464
International	312	(34)	160	517
Total segment contribution	$16,600	$17,785	$47,342	$53,583

EveryWare Global, Inc.
Condensed Consolidated Balance Sheet

	September 30,	December 31,
(Amounts in thousands, unaudited)	2014	2013
ASSETS
Current assets:
Cash	$4,617	$2,143
Trade accounts receivable, net	34,206	43,969
Other accounts and notes receivable	3,896	3,790
Inventories	87,447	111,153
Assets held for sale	425	2,000
Income taxes receivable	566	563
Deferred tax asset	—	5,622
Other current assets	5,356	4,968
Current assets of discontinued operations	—	30,615
Total current assets	136,513	204,823
Property, plant and equipment, net	46,047	53,610
Goodwill	8,452	8,467
Other intangible assets	40,942	47,136
Deferred tax asset	—	14,717
Other assets	5,837	8,247
Non-current assets of discontinued operations	—	3,166
Total assets	$237,791	$340,166
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$36,047	$48,910
Accrued liabilities	26,411	24,123
Income taxes payable	55	155
Accrued pension	1,763	2,001
Current portion of long-term debt	2,800	2,972
Other current liabilities	—	104
Current liabilities of discontinued operations	—	19,430
Total current liabilities	67,076	97,695
Revolver	27,966	15,635
Long-term debt	245,413	246,849
Pension and other post-retirement benefits	3,295	3,733
Income taxes payable	454	454
Deferred income taxes	8,903	9,819
Deferred gain on sale / leaseback	14,656	15,496
Other liabilities	12,616	12,880
Non-current liabilities of discontinued operations	—	(987)
Total liabilities	380,379	401,574
Contingently redeemable Series A Preferred Stock	21,739	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	14,653	641
Retained deficit	(178,906)	(63,761)
Accumulated other comprehensive income	45	1,727
Total EveryWare stockholders’ deficit	(164,206)	(61,391)
Non-controlling interest	(121)	(17)
Total stockholders’ deficit	(164,327)	(61,408)
Total liabilities and stockholders’ deficit	$237,791	$340,166

EveryWare Global, Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(49,417)	$(1,106)	$(114,710)	$(3,109)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	83	102	184	180
Depreciation and amortization	4,558	4,222	13,856	12,093
Amortization of deferred gain on sale-leaseback	(280)	(279)	(840)	(839)
Noncash amortization of debt financing costs	339	377	1,095	1,294
Paid-in-kind interest	733	—	733	—
Allowance for doubtful accounts	336	(113)	394	(140)
Allowance for inventory valuation	(308)	(114)	(1,153)	(685)
Loss on early extinguishment of debt	22,195	—	22,195	6,488
Pension and other post-retirement plan contributions	(107)	(677)	—	(775)
Loss (gain) on disposal of assets	33	—	213	(4)
Loss on discontinued operations/(gain) on bargain purchase	11,390	(1,150)	11,390	(1,150)
Deferred income tax expense	(403)	(1,070)	19,356	(1,181)
Long-lived asset impairment	85	—	2,316	—
Goodwill and intangible asset impairment	—	—	3,216	—
Changes in other operating items:
Accounts receivable	(2,751)	(6,403)	9,305	(8,229)
Inventories	(1,333)	(7,175)	24,839	(32,017)
Other Assets	(3,208)	2,220	(5,347)	(7,911)
Accounts payable	(8,667)	9,882	(14,766)	10,260
Accrued liabilities	1,574	(1,362)	902	(3,836)
Other liabilities	215	1,229	(613)	(1,088)
Net cash used in operating activities	(24,933)	(1,417)	(27,435)	(30,649)
CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(659)	(3,482)	(4,267)	(8,941)
Proceeds from disposal/sale of property, plant and equipment	(12)	—	98	—
Proceeds (payments) from sale or acquisition of business	2,128	—	2,128	(3,470)
Other investing activities, net	—	(256)	—	(633)
Net cash provided by (used in) investing activities	1,457	(3,738)	(2,041)	(13,044)
CASH FLOW FROM FINANCING ACTIVITIES:
Net proceeds from (repayments) borrowings of short term debt	2,240	(80)	72	201
Net proceeds from borrowings (repayments) under revolving credit facility	1,382	7,219	12,332	(1,075)
Net proceeds from long term debt	—	—	—	250,000
Net repayments of long term debt	115	(666)	(1,435)	(145,915)
Debt issuance costs	—	—	—	—
Cash paid to EveryWare stockholders	—	—	—	(90,000)
Redemption of warrants	—	—	—	(5,838)
Redemption of ROI shares	—	—	—	(46,741)
Cash from ROI trust	—	—	—	75,173
Proceeds from the issuance of common stock, net	20,000	—	20,000	16,500
Equity issuance costs	—	(482)	—	(9,619)
Net cash provided by financing activities	23,737	5,991	30,969	42,686
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH	10	(11)	(116)	(281)
NET INCREASE (DECREASE) IN CASH	271	825	1,377	(1,288)
CASH:
Beginning of period	4,346	559	3,240	2,672
End of period	$4,617	$1,384	$4,617	$1,384

Non-GAAP Measures:
In accordance with the SEC’s Regulation G, the financial tables included herein provide a reconciliation of the non-GAAP financial measures used in this earnings release to the most closely related Generally Accepted Accounting Principle (GAAP) measure. EveryWare believes EBITDA, Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share provide supplemental non-GAAP financial information that is useful to investors in understanding EveryWare’s core business and trends. In addition, EBITDA and Adjusted EBITDA are the basis on which EveryWare’s management assesses performance. Although EveryWare believes that the non-GAAP financial measures presented enhance investors’ understanding of EveryWare’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Adjusted EBITDA from Continuing Operations Reconciliation:

	Three months ended September 30,		Nine months ended September 30,
(Amounts in thousands, unaudited)	2014	2013	2014	2013
Net loss attributable to the company	$(49,369)	$(1,106)	$(114,606)	$(3,109)
Net loss (income) from discontinued operations	10,872	(733)	17,048	1,239
Interest expense	6,495	5,471	17,234	14,368
Income tax (benefit) expense	199	(660)	19,972	(420)
Depreciation and amortization	4,876	3,983	13,856	11,763
EBITDA from continuing operations	(26,927)	6,955	(46,496)	23,841
Restructuring charges/severance & termination payments (a)	4,060	551	13,430	1,180
Acquisition/merger-related transaction fees (b)	—	341	177	1,573
Loss on extinguishment of debt (c)	22,195	—	22,195	7,834
Long-lived and intangible asset impairments (d)	85	—	5,532	—
Adjusted EBITDA from continuing operations	$(587)	$7,847	$(5,162)	$34,428
EBITDA from continuing operations is defined as net income (loss) attributable to the company before loss (income) on discontinued operations, interest, income taxes, and depreciation and amortization. Adjusted EBITDA from continuing operations is defined as EBITDA plus certain restructuring expenses; including severance and termination-related payments; certain acquisition/merger-related transaction fees; loss on extinguishment of debt and certain other adjustments for asset impairments.

(a)
Includes restructuring expenses and various professional, consulting and business advisory services in connection with the identification and implementation of synergies and cost improvements. For the three and nine months ended September 30, 2014, adjustments consisted of (i) ($0.1) million and $2.5 million of severance and termination-related payments, (ii) $0.1 million and $0.4 million of restructuring costs related to the closure of our regional office in Oneida, New York, and a smaller satellite office in Melville, New York, and (iii) $4.1 million and $10.5 million in professional, consulting and business advisory services in connection with the development of cost savings and restructuring initiatives, respectively. For the three and nine months ended September 30, 2013, adjustments consisted of (i) $0.3 million and $1.0 million of severance and termination-related payments, (ii) $0.2 million and $0.0 million of restructuring costs related to the closing of our Canadian offices and warehouse, and a change in estimate for unused space in our Savannah, Georgia distribution center, and (iii) $0.1 million and $0.2 million in professional, consulting and business advisory services in connection with the development of cost savings and restructuring initiatives related to our business combination.

(b)	Represents fees, costs, and expenses incurred in connection with permitted acquisitions or potential permitted acquisitions.

(c)
Represents write-off of previously capitalized deferred financing fees and the expense in connection with the issuance of Sponsor and Lender Warrants. For the three and nine months ended September 30, 2014, adjustments consisted of (i) $7.2 million of previously capitalized deferred financing fees, (ii) $1.2 million in fees paid to the Monomoy Funds, and (iii) expense of $13.8 million relating to the issuance of the Sponsor and Lender Warrants. In the nine months ended September 30, 2013, we recorded the write-down of deferred financing fees of $6.5 million and $1.3 million in prepayment premium in connection with our May 2013 debt refinancing.

(d)
Represents asset impairments. During the three months ended September 30, 2014 we recorded $0.1 million impairment relating of manufacturing equipment no longer in use. During the nine months ended September 30, 2014, we recorded impairments consisting of (i) $0.6 million in long-lived asset impairment relating to the write-down of manufacturing equipment no longer in use, (ii) $1.7 million impairment relating to the write-down of our Oneida, New York, office building, and (iii) $3.2 million relating to write-down of certain goodwill and intangible tradename and tradename licenses.

Adjusted Net (Loss) Income from Continuing Operations Reconciliation:

	Three months ended September 30,		Nine months ended September 30,
(Amounts in thousands, unaudited)	2014	2013	2014	2013
Net loss from continuing operations	$(38,545)	$(1,839)	$(97,662)	$(1,870)
Adjustments:
Restructuring charges/severance & termination payments (a)	4,060	551	13,430	1,180
Acquisition/merger-related transaction fees (a)	—	341	177	1,573
Loss on extinguishment of debt (a)	22,195	—	22,195	7,834
Long-lived and intangible asset impairments (a)	85	—	5,532	—
Total adjustments	26,340	892	41,334	10,587
Tax effect	—	329	—	3,789
Income tax valuation allowance adjustment (b)	—	—	19,456	—
Tax effected impact of adjustments	26,340	563	60,790	6,798
Adjusted net (loss) income from continuing operations	$(12,205)	$(1,276)	$(36,872)	$4,928

(a)	See Adjusted EBITDA from Continuing Operations Reconciliation.

(b)
For the nine months ended September 30, 2014, the tax expense recognized represents the valuation allowances against our U.S. net deferred tax assets and the tax benefit associated with our intangible asset impairment.